SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

COMMISSION FILE NO.: 0-50441

Date of Report: November 11, 2009

CHINA DIGITAL ANIMATION DEVELOPMENT, INC.
(Exact name of registrant as specified in its charter)

New York	84-1275578
(State of other jurisdiction of	(IRS Employer
incorporation or organization	Identification No.)

15 West 39th Street, Suite 14B	10018
(Address of principal executive offices)	(Zip Code)

212-391-2688
(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01             Entry into Material Definitive Agreement

On November 11, 2009 Heilongjiang Hairong Science & Technology Development Co., Ltd. (“Hairong”) entered into an agreement (titled “Stock Purchase Agreement”) with Chongqing Dinv Ares Filming Production Co., Ltd. (“Dinv Ares”).  Hairong is the operating company that is managed as a variable interest entity by a wholly-owned subsidiary of China Digital Animation Development, Inc.  Dinv Ares is a film, television and animation production company located in Chongqing, P.R. China.

The agreement contemplates that Hairong will purchase the equity of Dinv Ares and all of its assets except the excluded assets.  The excluded assets are real estate, Dinv Ares’ advertising company, and the copyright on films that are currently being produced by Dinv Ares.  The agreement also provides that Hairong will not be responsible for any of the liabilities of Dinv Ares.

In exchange for transfer of the equity and designated assets of Dinv Ares to Hairong, China Digital Animation will issue to the owners of Dinv Ares one million shares of China Digital Animation common stock.  The closing of the acquisition will occur after due diligence is completed and after Dinv Ares provides certain information to Hairong.

Item 9.01             Financial Statements and Exhibits

Exhibits

10-a	Translation of Stock Purchase Agreement dated November 11, 2009 between Heilongjiang Hairong Science & Technology Development Co., Ltd. and Chongqing Dinv Ares Filming Production Co., Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

November 17, 2009	CHINA DIGITAL ANIMATION DEVELOPMENT, INC.
By /s/ Fu Qiang
Fu Qiang, Chief Executive Officer